Exhibit 10.19

Facility Lease Agreement

Lessor (hereafter referred to as “Party A”): Fujian JiaJia Food Co., Ltd.

Lessee (hereafter referred to as “Party B”): Fujian Grand Farm Foods Development Co., Ltd.

Pursuant to the relevant regulations of the State, Party A and Party B hereby enter into the following agreement regarding the lease of a manufacturing facility legally owned by Party A upon the principles of free will, equality and mutual benefit:

I.
Party A’s Facility: The facility that Party A is leasing to Party B is located inGaoxin Development District of Putian City, and is 11,611 square meters in size. The facility is a standard industrial facility with iron framing, consisting of 5,620 square meters of storage space (storage1 and storage 2), and 5,991 square meters of manufacturing space (building 2, building 3, building 4 and building 5).

II.	Lease Payment Commencement Date and Lease Term:

1.	The facility shall be made available for renovation and equipment installation for 18 months, from July 1, 2009 to December 31, 2010, during which time the facility will be rent-free.

2.	The lease term shall be 10 years, from January 1, 2011 to December 31, 2020.

3.
Party A has the right to reoccupy, and Party B has the obligation to vacate, the facility upon the expiration of the lease. Party B may submit a written request for renewal to Party A3 months prior to thelease expiration date, and upon Party A’s agreement, renew the lease agreement.

III.	Payment of Rents and Deposit:

1.	Party A and Party B jointly agree that the rental amount for the first year of the lease term shall be RMB 500,000.

2.	Starting from the second year of the lease term, the annual rental amount shall increase 3% to 5% from the previous year.

3.
Party B shall pay a deposit of 30% of the annual rental amount to Party A by January 1, 2011. Party B shall pay rent on a quarterly basis commencing January 1, 2011, payable 5 days before the first month of the quarter.

IV.
Other Fees: During the lease term, Party B shall pay for water, electricity, gas, telephone and other utilities arising from the use of the facility, payable within 3 days of Party B’s receipt of invoices or bills.

V.	Maintenance and Repair:

1.
During the lease term, Party B shall notify Party A to repair any damage to or breakdown of the facility and related fixtures. Party A shall commence repair within 3 days after receiving Party B’s notice. Otherwise, Party B may repair at Party A’s costs.

2.
During the lease term, Party B agrees to use the facility and related fixtures properly and with reasonable care. If a damage or breakdown is caused by Party B’s improper use, Party B shall be responsible for the repairs. If Party B refuses to repair, Party A may repair at Party B’s costs.

3.
During the lease term, Party Apromises to maintain the facility and all related fixtures, in normal working order and safe condition. Party A may enter and inspect the facility upon 3-day advance notice to Party B. During the inspection, Party B shall cooperate with Party A, and Party A shall minimize disruption to Party B’s use of the facility.

VI.	Party B shall not make any alterations or install additional fixtures to the facility without Party A’s prior written consent and the approval of responsible government authority.

VII.	Sublease: During the lease term, Party B shall not sublease the facility without Party A’s prior written consent. Otherwise, Party A is not obligated to refund any rental paymentor deposit.

VIII.	Upon the expiration of the lease term, Party B shall return the facility to Party A with all fixtures in normal working condition.

IX.	Other Agreements during the Lease Term:

1.	During the lease term, the parties shall abide by the laws and regulations of the State and shall not use the lease to engage in illegal activities.

2.	During the lease term, Party A has the right to oversee and assist Party B to properly prepare for fire prevention, sanitation and safety.

3.
During the lease term, if this lease agreement is rendered impossible to perform by reasons that are beyond the parties’ control or due to eminent domain, the parties shall not be liable to each other.

4.
During the lease term, Party B may renovate the facilityat its own discretion and costs, provided that Party B shall not alter the structure of the facility. Upon the expiration of the lease term, if Party B does not make claim for such renovation, Party A shall not be obligated for any reimbursement.

IX.	During the lease term, Party A shall provide Party B with door intercoms at no charge. Party B shall be responsible for the fees of all other intercoms.

X.	During the lease term, Party B shall pay rent and other fees promptly. Party A has the right to charge a 5% penalty or terminate the lease if payment is overdue for one month.

XI.
Upon the expiration of the lease, Party B shall have priority to lease the facility if Party A desires to continue leasing the facility. If the facility is not available for lease, Party B shall vacate the facilityand shall be liable for any costs or damages resulting from its failure to vacate.

XII.	Miscellaneous

1.	During the lease term, if either party terminates the lease before the expiration date, the terminating party shall pay the other party compensation equal to three months of rent.

2.	During the lease term, if an issue concerning the ownership of the facility disrupts Party B’s normal operations to Party B’s detriments, Party A shall be liable for resulting damages.

3.	Party A may prepare and process business license and other applications on behalf of Party B, with all related costs to be paid by Party B.

4.
After the lease is executed, if any party changes its corporate name, the parties may note the change of corporate name on the lease agreement with their signatures and corporate seals, and the terms and conditions of the lease shall remain unchanged, to continue in effect until the expiration of the lease term.

XIII.	Any unsettled matters relating to the lease shall be resolved upon mutual consultation by the parties.

XIV.	This agreement shall be executed in four original duplicates, with each party to hold two original duplicates. This agreement shall become effective upon the parties’ signatures and corporate seals.

Lessor: Fujian JiaJia Food Co., Ltd. [seal]

Lessee: Fujian Grand Farm Foods Development Co., Ltd. [seal]

Execution Date: June 15, 2009